EXHIBIT 10.19

BALQON CORPORATION
PROMISSORY NOTE
$100,000	Santa Ana, California
Dated as of September 9, 2008

           Balqon Corporation, a California corporation (the “Company”), for value received, hereby promises to pay to ELECTRIC MOTORSPORTS, LLC or its registered assigns (“Holder”), the sum of One Hundred Thousand Dollars ($ 100,000) on the terms and conditions set forth hereinafter. Payment for all amounts due hereunder shall be made by mail to the registered address of Holder.

           This Note has been issued to Holder in connection with an asset purchase agreement (the “APA”), pursuant to which the Company is purchasing the assets of ELECTRIC MOTORSPORTS, LLC. This Note is the note referenced therein and is subject to the provisions of that agreement, including, without limitation, the provisions related to holdback rights in the APA.

    The following is a statement of the rights of Holder of this Promissory Note (the “Note”) and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

   1. Maturity; Partial Prepayment. The principal hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable on the earlier to occur of: (i) Six Months (“Maturity Date”); and (iii) when declared due and payable by Holder upon the occurrence of an Event of Default (as defined below).

   2. Interest. The Company shall pay interest at the rate of the lower of (i) the Prime Rate published in the Wall Street Journal on the date closest to the date of this Note; or (ii) the maximum allowable rate under applicable laws (such rate, the “Interest Rate”) on the principal of this Note outstanding during the period beginning on the date of this Note and ending on the date that the principal amount of this Note is repaid in full. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest accruing on this Note shall be due and payable at the Maturity Date or upon the occurrence of an Event of Default. The Company shall pay the interest due on this Note by delivering to Holder cash equal to the outstanding principal amount of the Note plus any due and unpaid interest. If there occurs an acceleration or prepayment of the Note prior to the Maturity Date in accordance with the terms hereof, all interest due and payable at such time on the principal amount due shall be paid in full. All payments hereunder are to be applied first to reasonable costs and fees referred to herein, second to the payment of accrued interest, and the remaining balance to the payment of principal.

3. Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), Holder may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

               (a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable after written notice and an opportunity to cure such breach; or

               (b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any other applicable Federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

               (c) If, within sixty (60) calendar days after the commencement of an action against the Company, without the consent or acquiescence of the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) calendar days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

           4. Holder’s Rights Upon Event of Default. Upon the occurrence and continuance of any Event of Default, Holder in his sole and absolute discretion shall have the right to declare all unpaid interest and principal immediately due and payable and exercise all other legal rights in connection therewith.

           5. Prepayment. Upon five (5) calendar days’ prior written notice to Holder, the Company may at any time prepay in whole or in part, the principal sum, plus accrued interest to date of such prepayment, of this Note; provided that, after the date of such notice and prior to the proposed prepayment date, Holder may elect to convert such amounts into Common Stock securities of the Company at the Conversion Price.

           6. Representations and Warranties. The Company hereby represents and warrants:

               (a) Due Organization and Qualification. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is in no violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Note, or (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, (any of (i) or (ii), a “Material Adverse Effect”) and to the Company’s knowledge no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

               (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Note and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Note by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection therewith. The Note has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

               (c) No Conflicts. The execution, delivery and performance of the Note by the Company, the issuance and sale of the Note and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

               (d) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of the Note or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

           7. Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Note, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided herein. The Company may not assign this Note or any of the rights or obligations referenced herein without the prior written consent of Holder.

           8. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Holder.

           9. Waiver of Notice.   The Company hereby waives notice, presentment, demand, protest and notice of dishonor.

           10. Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with Federal, state or local tax authorities.

           11. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized courier service or mailed by registered or certified mail, postage prepaid, to the respective addresses of the parties as set forth on the signature page hereof or if sent by facsimile to the respective facsimile numbers of the parties set forth on the signature page hereof. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given and received when personally delivered or three (3) business days after deposited in the mail or one business day after sent by courier or upon confirmation of facsimile delivery in the manner set forth above.

           12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

           13. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

(signature page follows)

    IN WITNESS WHEREOF, the Company has caused this Note to be issued as of date first written above.

BALQON CORPORATION,
a California corporation

By:	/s/ Balwinder Samra
Balwinder Samra, President

Name of Holder:	ELECTRIC MOTORSPORTS, LLC
Address:	2072 Greenpine Drive Cincinnati, Ohio 45231 Attn: Bob Gruenwald

Telephone:	(513)851-3748
Facsimile:	(775)201-1362